Exhibit 10.1

EXECUTION COPY

FIFTH AMENDMENT TO LOAN, GUARANTY AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO LOAN, GUARANTY AND SECURITY AGREEMENT (this “Amendment”), dated as of June 1, 2011, is entered into by and among Gordmans, Inc., a Delaware corporation (“Borrower”), each of the other Credit Parties signatory hereto, each of the Lenders (as defined in the Loan Agreement described below), and Wells Fargo Bank, National Association, successor by merger to Wells Fargo Retail Finance, LLC, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors, if any, in such capacity, “Agent” and together with the Lenders, collectively, the “Lender Group), in light of the following:

WHEREAS, Borrower, the other Credit Parties signatory thereto, and the Lender Group are parties to that certain Loan, Guaranty and Security Agreement, dated as of February 20, 2009, as amended by that certain First Amendment to Loan, Guaranty and Security Agreement dated as of March 16, 2009, that certain Second Amendment to Loan, Guaranty and Security Agreement dated as of December 23, 2009 and that certain Consent, Third Amendment to Loan, Guaranty and Security Agreement dated as of June 30, 2010 and Fourth Amendment to Loan, Guaranty and Security Agreement dated as of June 30, 2010 (as amended, restated, supplemented, or modified from time to time, the “Loan Agreement”);

WHEREAS, Borrower has requested, and all of the Lenders have agreed to amend the Loan Agreement subject to the terms and conditions hereof; and

WHEREAS, this Amendment shall constitute a Loan Document and these Recitals shall be construed as part of this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendments to Loan Agreement. Upon the “Effective Date” (as defined below), the Loan Agreement shall be amended as follows:

(a) Section 1.1 of the Loan Agreement shall be amended by replacing the definitions of “Applicable Margin”, Borrowing Base”, “Eligible In-Transit Inventory”, “Fee Letter”, “LIBOR Rate”, “Loan Cap”, “Loan Documents”, “Maximum Revolver Amount” and “Seasonal Borrowing Period” with the following, respectively:

“Applicable Margin” means, as of the Fifth Amendment Effective Date, the rates for Base Rate Loans, LIBOR Rate Loans, Documentary Letters of Credit and Standby Letters of Credit set forth below; provided that from the Fifth Amendment Effective Date until the last day of the month ending July 31, 2011, the Applicable Margin shall be the applicable rates per annum set forth below in Level II:

Level	Average Excess Availability	Base Rate Loans	LIBOR Rate Loans	Seasonal Borrowing Period Base Rate Loans	Seasonal Borrowing Period LIBOR Rate Loans	Standby Letters of Credit	Documentary Letters of Credit

I	Greater than $25,000,000	0.75%	1.75%	1.50%	2.50%	1.75%	1.25%

II	Less than or equal to $25,000,000	1.00%	2.00%	1.75%	2.75%	2.00%	1.50%

The Applicable Margin shall be adjusted quarterly as of the first day of each calendar quarter, based upon the Average Excess Availability for the immediately preceding calendar quarter.

“Borrowing Base” means, as of any date of determination, the result of without duplication:

(a) the sum of:

(i) 90% of the amount of Eligible Accounts consisting of Credit Card Receivables, plus

(b) (I) during any period other than a Seasonal Borrowing Period, 90% times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible Landed Inventory and (II) during each Seasonal Borrowing Period, 95% times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible Landed Inventory; plus

(c) the lowest of

(i) (I) during any period other than a Seasonal Borrowing Period, 90% times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible Distribution Center Inventory and (II) during each Seasonal Borrowing Period, 95% times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible Distribution Center Inventory, and

(ii) $15,000,000, plus

(d) the lowest of

(i) (I) during any period other than the Seasonal Borrowing Period, 90% times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible In-Transit Inventory and (II) during the Seasonal Borrowing Period, 95% times the then extant Net Liquidation Percentage times the cost or retail value as reflected in the Borrower’s stock ledger report of Borrower’s Eligible In-Transit Inventory, and

(ii) the lesser of (a) $15,000,000 and (b) 20% of the Borrowing Base, minus

(e) the sum of (i) the Landlord Lien Reserves, (ii) the Customer Liability Reserves, (iii) the Inventory Reserves, and (iv) the aggregate amount of such additional reserves, if any, established by Agent in accordance with Section 2.1(b).

“Eligible In-Transit Inventory” means Eligible Domestic In-Transit Inventory and, without duplication, those items of Inventory that do not qualify as Eligible Distribution Center Inventory or Eligible Landed Inventory solely because they are not in the Distribution Center or in transit from the Distribution Center to a location set forth on Schedule E-1 or in a location set forth on Schedule E-1 or in transit among such locations, but as to which (a) such Inventory currently is, and has been for a period not exceeding sixty (60) days, in transit (whether by vessel, air, or land) from a location outside of the United States to the Distribution Center or a location set forth on Schedule E-1, (b) title to such Inventory has passed to a Credit Party, (c) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its Permitted Discretion, (d) such Inventory is in the possession or control of a Freight Forwarder then subject to a Freight Forwarder Agreement or a Customs Broker then subject to a Customs Broker Agreement (in each case, in the United States) and the same is either (1) prepaid Inventory, or (2) Inventory the purchase of which is supported by a Qualified Import Letter of Credit a telefacsimile copy of which a Credit Party has received from the Underlying Issuer which issued the Underlying Letter of Credit and as to which a Credit Party also has received a confirmation from such Underlying Issuer that such document is in-transit by air-courier to a Credit Party and (e) such Credit Party has certified to Agent (pursuant to an applicable borrowing base certificate delivered pursuant to Schedule 6.2(a)) that certifies that, to the knowledge of such Credit Party, such Inventory meets all of such Credit Party’s representations and warranties contained in the Loan Documents concerning Eligible Inventory, that to the knowledge of such Credit Party there is no reason why such Inventory would not be accepted by a Credit Party when it arrives at the Distribution Center, and that the shipment as evidenced by the documents conforms to the related order documents. Delivery of each Borrowing Base Certificate pursuant to Schedule 6.2(a) shall constitute a representation and warranty by such Credit Party that the Inventory listed (or otherwise treated) therein as being Eligible In-Transit Inventory satisfies the foregoing definition; provided Eligible In-Transit Inventory shall not include any Inventory being held at the Distribution Center.

“Fee Letter” means that certain fee letter dated as of June 1, 2011 among the Borrower and the Agent.

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“Loan Cap” means, as of any date of determination, the lesser of (A) the Borrowing Base and (B) the Maximum Revolver Amount.

“Loan Documents” means this Agreement, any Permitted Equipment Indebtedness Intercreditor Agreement, the Letter of Credit Side Letter, the Side Letter, the Cash Management Agreements, the Credit Card Agreements, the Disbursement Letter, the Fee Letter, the Letters of Credit, the Officers’ Certificate, any note or notes executed by Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by any Credit Party and the Lender Group in connection with this Agreement or otherwise relating to the Obligations.

“Maximum Revolver Amount” means $60,000,000, as the same may be increased pursuant to Section 2.2 hereof; provided in the event that the Borrower has delivered a Seasonal Borrowing Notice for any year, the Maximum Revolver Amount will automatically increase by the Seasonal Revolver Increase Amount for the duration of the Seasonal Borrowing Period for such year with the Maximum Revolver Amount resetting to its prior amount on the last day of the Seasonal Borrowing Period for such year subject, in the case of such reset, to the following sentence. In the event that for any year, the Borrower has elected in the Seasonal Borrowing Period Notice for such year a Seasonal Borrowing Period for such year which is in excess of 90 days, the Seasonal Revolver Increase Amount shall be considered a permanent increase to the Maximum Revolver Amount (and an automatic use of the Revolver Increase pursuant to Section 2.2 and at which time the applicable upfront fees pursuant to Section 2.2 would be earned and payable). For purposes of clarification, notwithstanding any permanent increase to the Maximum Revolver Amount pursuant to the foregoing sentence, advance rates under the Borrowing Base shall revert to the non Seasonal Borrowing Period advance rates under the Borrowing Base at the end of each Seasonal Borrowing Period. Notwithstanding the foregoing, in the event that the Borrower has elected the Revolver Increase pursuant to Section 2.2, the Borrower’s right to increase the Maximum Revolver Amount pursuant to the proviso of this definition will be proportionately decreased by such amount. Increases to the Maximum Revolver Amount as a result of any Seasonal Revolver Increase Amount or in accordance with Section 2.2, as applicable, shall only increase the Revolver Commitments of those Lenders with a Seasonal Revolver Increase Commitment or a Revolver Increase Commitment, as applicable, and in each such case in such Lender’s pro rata share of such Seasonal Revolver Increase Amount, or Increase Amount, as applicable.”

“Seasonal Borrowing Period” means as of any year the up to 115 day period during the period of August 1st through December 15th of such year beginning on the date which Borrower delivers a Seasonal Borrowing Period Notice to Agent and lasting until the date specified in such Seasonal Borrowing Period Notice.

(b) Section 1.1 of the Loan Agreement shall be further amended by adding the following new definitions thereto in the appropriate alphabetical order:

“Acceptable Document” means a negotiable bill of lading that is (i) issued by a Common Carrier which is in physical possession of such Inventory, (ii) issued to the order of Borrower, or to the order of Agent, (iii) is subject to Agent’s perfected first priority security interest and (iv) is otherwise in form and substance acceptable to Agent in its Permitted Discretion.

“Common Carrier” means any Person listed on Schedule G-1, or such other Persons as may be selected by Borrower after the date hereof who are reasonably acceptable to Agent to perform transportation of Inventory within the United States and who have executed and delivered a Common Carrier Agreement.

“Common Carrier Agreement” means a common carrier agreement in form and substance satisfactory to Agent in its Permitted Discretion, duly executed and delivered to Agent by a Common Carrier and a Credit Party.

“Eligible Domestic In-Transit Inventory” means those items of Inventory that do not qualify as Eligible Distribution Center Inventory or Eligible Landed Inventory solely because they are not in the Distribution Center or in transit from the Distribution Center to a location set forth on Schedule E-1 or in a location set forth on Schedule E-1 or in transit among such locations or because a Credit Party does not have good, valid, marketable title to such Inventory, but as to which (a) such Inventory currently is, and has been for a period not exceeding ten (10) days, in transit (whether by vessel, air, or land) within the United States to the Distribution Center or a location set forth on Schedule E-1, (b) (i) Agent has satisfied itself that a final sale of such Inventory to a Credit Party has occurred and such Credit Party is the sole owner of such Inventory, no default shall exist under any agreement in effect between the vendor of such Inventory and a Credit Party which would permit such vendor, and reasonably be expected to cause such vendor, under any applicable law (including the UCC) to divert, reclaim or stop shipment of such Inventory, (ii) the vendor of such Inventory is an Eligible Vendor, (iii) Agent has received evidence satisfactory to it that all counterparts of the original Acceptable Documents evidencing such Inventory are in the possession, in the United States, of Agent or an agent of Agent, and (iv) such Inventory is in the possession of a Common Carrier that has issued a Acceptable Document or in the possession of a Credit Party as a result of delivery of such Acceptable Document by Agent to such Credit Party (c) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its Permitted Discretion, and (d) such Credit Party has certified to Agent (pursuant to an applicable borrowing base certificate delivered pursuant to Schedule 6.2(a)) that certifies that, to the knowledge of such Credit Party, such Inventory meets all of such Credit Party’s representations and warranties contained in the Loan Documents concerning Eligible Inventory, that to the knowledge of such Credit Party there is no reason why such Inventory would not be accepted by a Credit Party when it arrives at the Distribution Center or a location set forth on Schedule E-1, and that the shipment as evidenced by the documents conforms to the related order documents. Delivery of each borrowing base certificate pursuant to Schedule 6.2(a) shall constitute a representation and warranty by such Credit Party that the Inventory listed (or otherwise treated) therein as being Eligible Domestic In-Transit Inventory satisfies the foregoing definition; provided Eligible Domestic In-Transit Inventory shall not include any Inventory being held at the Distribution Center.

“Eligible Vendor” is a vendor of Inventory to a Credit Party that has not diverted, reclaimed or stopped shipment of any Inventory.

“Fifth Amendment” means that certain Fifth Amendment to Loan Agreement dated as of June 1, 2011 by and among Borrower, Agent and the Lenders signatory thereto.

“Fifth Amendment Effective Date” means the “Effective Date”, as defined in the Fifth Amendment.

“Permitted Equipment Indebtedness” has the meaning set forth in Section 7.1(p).

“Permitted Equipment Indebtedness Documentation” has the meaning set forth in Section 7.1(p).

“Permitted Equipment Indebtedness Intercreditor Agreement” has the meaning set forth in Section 7.1(p).

“Revolver Increase” has the meaning set forth in Section 2.2.

“Revolver Increase Commitment” means the commitments of the Lenders set forth on Schedule C-1 under the heading “Revolver Increase Commitment”.

“Revolver Increase Notice” has the meaning set forth in Section 2.2.

“Seasonal Revolver Increase Amount” means the lesser of $20,000,000 and that amount which causes the Maximum Revolver Amount to equal $80,000,000; provided for purposes of clarification, in no event shall the Maximum Revolver Amount exceed $80,000,000 after giving effect to any Seasonal Revolver Increase Amount.

“Seasonal Revolver Increase Commitment” means the commitments of the Lenders set forth on Schedule C-1 under the heading “Seasonal Revolver Increase Commitment”.

(c) Section 2.2 of the Loan Agreement shall be deleted in its entirety and replaced with the following new Section 2.2:

“2.2 Revolver Increase. On and after the Fifth Amendment Effective Date and until (but not including) the Maturity Date, Borrower, at its option at any time (but not more than once per quarter), has the right to increase (the “Revolver Increase”) the Maximum Revolver Amount by up to $20,000,000 in minimum increments of $5,000,000 (after giving effect to which the Maximum Revolver Amount shall not exceed $80,000,000 less the aggregate amount of reductions to the Revolver Commitments effected after the Fifth Amendment Effective Date but on or prior to the date of the Revolver Increase) upon at least 5 Business Days written notice (“Revolver Increase Notice”) to the Agent (which notice Agent shall promptly deliver to the Lenders); provided during any Seasonal Borrowing Period in which the Maximum Revolver Amount has been increased pursuant to the proviso in the definition thereof, the amounts in this Section 2.2 shall be deemed unavailable for increase unless Borrower shall elect to make such Seasonal Borrowing Period increase permanent under this Section 2.2. The Revolver Increase Notice shall (a) specify the date upon which the Revolver Increase is requested to occur, (b) be delivered at a time when no Default or Event of Default has occurred and is continuing (and the effectiveness of the Revolver Increase shall be subject to no Default or Event of Default existing as of the time of the Revolver Increase), and (c) certify that the Revolver Increase will not violate or conflict with the terms of any Indebtedness or any other contract, agreement, instrument or obligation of any Credit Party. Each Lender shall be obligated to provide its pro rata share of the requested Revolver Increase in the amount of such Lender’s Revolver Increase Commitment and the Maximum Revolver Amount shall be automatically increased to reflect such Revolver Increase. Pricing for the Revolver Increase, including upfront fees, shall be identical to the Revolver Commitment then in effect (upfront fees shall be proportional to those upfront fees paid to the Lenders on the Fifth Amendment Effective Date). Any Advance as a result of an increase to the Revolver Commitment pursuant to this Section 2.2 shall be subject to the terms and conditions contained in this Agreement. Upon the increase of the Revolver Commitment pursuant to this Section 2.2, Schedule C-1 shall be amended and replaced with a new Schedule C-1 to be delivered by Agent to the Lenders and reflecting the new Revolver Commitments hereunder.”

(d) Section 2.12(a) of the Loan Agreement shall be amended by deleting the reference to “0.50%” therein and replacing it with a reference to “0.375%”.

(e) Section 3.3 of the Loan Agreement shall be amended by deleting the reference to “February 20, 2013” appearing therein and substituting “June 1, 2015” therefore.

(f) Section 3.5 of the Loan Agreement shall be amended by deleting such section in its entirety and replacing it with the following new Section 3.5:

“3.5 Early Termination by Borrower.

Borrower has the option, at any time upon five (5) Business Days prior written notice to Agent, to (A) permanently reduce the Revolver Commitment in the minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof and (B) terminate this Agreement in its entirety by paying to Agent, for the benefit of the Lenders, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, (ii) providing a backstop letter of credit reasonably acceptable to Agent or (iii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent with respect to the Obligations specified in clause (b) of the definition of Obligations), in full. If Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations (including either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, (ii) providing a backstop letter of credit reasonably acceptable to Agent or (iii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent with respect to the Obligations specified in clause (b) of the definition of Obligations), in full, on the date set forth as the date of termination of this Agreement in such notice.”

(g) Section 4.6 of the Loan Agreement shall be amended by deleting the phrases “three appraisals” and “three commercial finance exams” where such phrases appear and replacing the same with the following: “two appraisals” and “two commercial finance exams”.

(h) Section 7.1 of the Loan Agreement is hereby amended by deleting the reference to “and” at the end of clause (n), replacing the “.” at the end of clause (o) with ; and” and adding the following new clause (p):

“(p) Indebtedness in a principal amount not to exceed $15,000,000 secured by Liens permitted by Section 7.2(e) (“Permitted Equipment Indebtedness”); provided that (i) the terms of such Indebtedness and documentation (the “Permitted Equipment Indebtedness Documentation”) therefor shall be reasonably satisfactory to the Agent which terms shall provide, among other things, (i) amortization reasonably acceptable to the Agent or otherwise on a straight line monthly or quarterly basis not exceeding for any monthly or quarterly period an amount which would correspond to a 36-month straight line amortization schedule; and (ii) the lender or lenders providing such Indebtedness shall be reasonably satisfactory to the Agent and shall have entered into an intercreditor agreement (the “Permitted Equipment Indebtedness Intercreditor Agreement”) with Agent on terms and conditions satisfactory to the Agent and the Required Lenders it being understood that such intercreditor agreement shall, among other things, provide for customary provisions acknowledging the first priority security interest of Agent and Lenders in Collateral (other than Collateral consisting of all or any portion of the Equipment of the Credit Parties that secures the Permitted Equipment Indebtedness and proceeds thereof) and a second priority security interest of Agent and Lenders on Collateral consisting of Equipment that secures the Permitted Equipment Indebtedness and the proceeds thereof.”

(i) Section 7.2 of the Loan Agreement is hereby amended by deleting the reference to “and” at the end of clause (c), replacing the “.” at the end of clause (d) with ; and” and adding the following new clause (e):

“(e) Liens securing Permitted Equipment Indebtedness consisting of (i) first priority security interests on all or any portion of the Equipment of the Credit Parties that secures the Permitted Equipment Indebtedness and proceeds thereof; and (ii) second priority security interests (subordinate to Liens on the Obligations in accordance with the Permitted Equipment Indebtedness Intercreditor Agreement) on other Collateral.”

(j) Section 7.6 of the Loan Agreement shall be amended by deleting the “or” after clause (i) thereof and replacing it with a “;”, deleting the “.” at the end of clause (ii) and replacing it with “or” and adding the following new clause (iii):

“(iii) Permitted Equipment Indebtedness except to the extent permitted by the terms of the Permitted Equipment Indebtedness Intercreditor Agreement.”

(k) Section 7.13 of the Loan Agreement shall be amended by adding the phrase “or any Permitted Equipment Indebtedness Documentation” after the phrase “Subordinated Indebtedness documents” in clause (c) of such Section.

(l) Section 7.15 of the Loan Agreement shall be amended by deleting such Section in its entirety and substituting therefor the following:

“7.15 Minimum Availability.

The Credit Parties shall have at all times Excess Availability (without giving effect to any outstanding obligations referenced in clause (b) of the definition of Obligations) of at least 10.0% of the then current weekly Borrowing Base.”

(m) Section 7.16 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“7.16 Maximum Capital Expenditures.

Permit the maximum amount of Capital Expenditures of Borrower and its Subsidiaries for any fiscal year to exceed $25,000,000.”

(n) Section 7.18 of the Loan Agreement shall be deleted in its entirety and replaced with the following new Section 7.18:

“7.18 Restricted Payments

Not (i) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Subordinated Indebtedness or Sponsor Subordinated Indebtedness or set aside funds for the foregoing, except as otherwise permitted by the applicable intercreditor and subordination agreement or (ii) make any repayment, redemption, prepayment or other payment on Permitted Equipment Indebtedness except (a) regularly scheduled payments of principal, fees, costs, expenses and interest required by the terms of the Permitted Equipment Indebtedness Documentation as in effect on the closing date of such Permitted Equipment Indebtedness (or as amended in accordance with the Permitted Equipment Indebtedness Intercreditor Agreement) provided that no Default or Event of Default exists or would result therefrom; (b) either voluntary or mandatory payments of principal out of proceeds of the sale of Equipment securing such Permitted Equipment Indebtedness; and (c) other mandatory or voluntary prepayments on Permitted Equipment Indebtedness provided that for (i) the thirty (30) day period prior to any such payment; and (ii) on the date of such payment and for the twelve (12) month period following such payment, in each case, on a pro forma basis after giving effect to such payment, the Credit Parties have Excess Availability equal to the greater of (a) 15% of the then current weekly Borrowing Base as of the time of such payment and (b) $10,000,000.”

(o) All references to Equipment Loans and related definitions thereof shall be deemed deleted in their entirety.

(p) Exhibit B-1 [Seasonal Borrowing Period Notice] is hereby amended and replaced with the new Exhibit B-1 attached hereto as Exhibit B

(q) Schedule C-1 of the Loan Agreement is hereby amended and replaced with the new Schedule C-1 attached hereto as Exhibit A.

(r) A new Schedule G-1 shall be added to the Loan Agreement in the form attached hereto as Exhibit C.

SECTION 2. Conditions to Effectiveness. This Amendment shall become effective on the date (the “Effective Date”) of Agent’s receipt (on behalf of itself and each of the Lenders) from Borrower of each of the following, all of which shall be in form and substance satisfactory to Agent in its Permitted Discretion:

(a) Amendment. A counterpart of this Amendment duly executed by Borrower, each other Credit Party, Agent and the Lenders along with new promissory notes to the extent requested by any Lender .

(b) Amendment Fee. An upfront fee payable by Borrower to Agent for the benefit of the Lenders based on their Pro Rata Share of the Revolving Commitments in the amount of 0.25% times the Maximum Revolver Amount on the Effective Date (the

“Upfront Fee”), which Upfront Fee shall be fully earned and due as of the Effective Date. The Upfront Fee shall be nonrefundable for any reason whatsoever and shall be in addition to any other fees, costs or expenses payable pursuant to the Loan Agreement, the Fee Letter or any other Loan Documents.

(c) Minimum Availability. Evidence that the Borrower has Excess Availability (without giving effect to any outstanding obligations referenced in clause (b) of the definition of Obligations) equal to or greater than $20,000,000 after giving effect to this Amendment.

(d) Repayment of Equipment Loan. All Equipment Loans shall be repaid in full.

(e) Other Conditions. The Agent shall be satisfied with the completion of each of the following additional conditions:

(i)	The Agent shall have received (A) a satisfactory legal opinion of counsel to the Borrowers and the Credit Parties and (B) such corporate resolutions, certificates and other documents as the Agent shall reasonably require, in each case reasonably satisfactory to the Agent.

(ii)	All governmental consents and approvals, and all third party consents required for the Borrower and Credit Parties to consummate the financing shall have been obtained by Borrower.

(iii)	All accrued fees and expenses of the Agent (including the fees and expenses of counsel (including any local counsel)) that are payable pursuant to the Loan Agreement shall have been paid to the extent that Agent has requested their payment; provided fees and expenses not requested to be paid as of the date which the other conditions in this Section 2 have been met shall not obviate the Borrower’s obligation to pay such fees and expenses to the extent payable pursuant to the Loan Agreement.

(iv)	The Agent shall have received schedules to the Loan Agreement updated by the Borrower as of the Effective Date.

(v)	The Agent shall have received and be satisfied with detailed financial projections and business assumptions for the Borrower and its subsidiaries on (x) a monthly basis for the twelve month period following the Effective Date and (y) on an annual basis, for each fiscal year thereafter through January 31, 2014, including, in each case, a consolidated income statement, balance sheet, statement of cash flow and borrowing base availability analysis.

(f) Other Documents. Such other documents, instruments and agreements as Agent may reasonably request.

SECTION 3. Representations and Warranties of Borrower. In order to induce Agent and Lenders to enter into this Amendment, Borrower and each other Credit Party signatory hereto hereby represents and warrants to Agent and Lenders that:

(a) Representations and Warranties. After giving effect to this Amendment and the transactions referenced herein, (i) no Default or Event of Default has occurred or is continuing and (ii) no representation or warranty of any Credit Party contained in the Loan Agreement or any of the other Loan Documents, including this Amendment, is untrue or incorrect in any material respect as of the date hereof, except to the extent that such representation or warranty expressly relates to an earlier date, in which case it shall be true and correct in all material respects as of such earlier date.

(b) Authorization, etc. Each of Borrower and such Credit Party has the power and authority to execute, deliver and perform this Amendment. Each of Borrower and such Credit Party has taken all necessary action to authorize its execution, delivery and performance of this Amendment. No consent, approval or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with Borrower’s or such Credit Party’s execution, delivery and performance of this Amendment, except for those already duly obtained. This Amendment has been duly executed and delivered by Borrower and such Credit Party and constitutes the legal, valid and binding obligation of Borrower and such Credit Party, enforceable against Borrower and such Credit Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). Each Credit Party’s execution, delivery or performance of this Amendment does not (i) violate any provision of federal, state, or local law or regulation applicable to such Credit Party, the Governing Documents of such Credit Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Credit Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Credit Party, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Credit Party, other than Permitted Liens, or (iv) require any approval of such Credit Party’s equityholders or any approval or consent of any Person under any material contractual obligation of such Credit Party, other than consents or approvals that have been obtained and that are still in force and effect unless such violation, imposition of Lien or failure to obtain approval or consent could not reasonably be expected to result in a Material Adverse Change.

SECTION 4. Effect on the Loan Agreement and Loan Documents. Except as expressly set forth herein, all of the terms, conditions and covenants of the Loan Agreement and the other Loan Documents shall remain unaltered and in full force and effect and shall be binding upon Borrower and each other Credit Party in all respects and are hereby ratified and confirmed.

SECTION 5. Costs and Expenses. Borrower agrees to pay on demand all reasonable costs and expenses of Agent in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and out-of-pocket expenses of counsel for Agent with respect thereto.

SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Amendment by facsimile transmission or otherwise transmitted or communicated by email shall be as effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

SECTION 8. Severability. Wherever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

SECTION 9. Incorporation of Loan Agreement. The provisions contained in Article 13 of the Loan Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety.

SECTION 10. Acknowledgement of Security Interest. Borrower and each other Credit Party signatory hereto hereby acknowledges, confirms and agrees that Agent and Lenders have and shall continue to have a valid and enforceable except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law), Lien (subject to Permitted Liens) upon and security interest in the Collateral granted to Agent, for the benefit of the Lender Group, pursuant to the Loan Agreement and the other Loan Documents or otherwise granted to or held by Agent, for the benefit of the Lender Group.

[signature page to follow]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date first above written.

GORDMANS, INC.

By:	/s/ Michael D. James
Name:	Michael D. James
Title:	Vice President, Chief Financial Officer and Treasurer

GORDMANS MANAGEMENT COMPANY, INC.

By:	/s/ Michael D. James
Name:	Michael D. James
Title:	Vice President, Chief Financial Officer and Treasurer

GORDMANS DISTRIBUTION COMPANY, INC.

By:	/s/ Michael D. James
Name:	Michael D. James
Title:	Vice President, Chief Financial Officer and Treasurer

GORDMANS INTERMEDIATE HOLDINGS CORP.

By:	/s/ Michael D. James
Name:	Michael D. James
Title:	Vice President, Chief Financial Officer and Treasurer

GORDMANS LLC

By:	/s/ Michael D. James
Name:	Michael D. James
Title:	Vice President, Chief Financial Officer and Treasurer

GORDMANS STORES, INC.

By:	/s/ Michael D. James
Name:	Michael D. James
Title:	Vice President, Chief Financial Officer and Treasurer

[Signature Page to Fifth Amendment to Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as Agent

By:	/s/ Jason B. Searle
Name:	Jason B. Searle
Title:	Director

CIT BANK, as a Lender

By:	/s/ Benjamin Haslam
Name:	Benjamin Haslam
Title:	Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Bryan Shia
Name:	Bryan Shia
Title:	Vice President

EXHIBIT A

Schedule C-1

Revolver Commitments

Lender	Revolver Commitment	Seasonal Revolver Increase Commitment		Revolver Increase Commitment
Wells Fargo Bank, National Association	$30,000,000	$20,000,000		$20,000,000
PNC Bank, National Association	$20,000,000	-0-		-0-
CIT Bank	$10,000,000	-0-		-0-

All Lenders	$60,000,000	$20,000,000	[1]	$20,000,000

[1]

For the avoidance of doubt, in no event shall (a) the aggregate amount of each Lender’s Seasonal Revolver Increase Commitment and Revolver Increase Commitment exceed $20,000,000, and (b) the Maximum Revolver Amount exceed $80,000,000.

EXHIBIT B

Form of Seasonal Borrowing Notice

EXHIBIT B-1

FORM OF SEASONAL BORROWING NOTICE

Reference is made to that certain Loan, Guaranty and Security Agreement, dated as of February 20, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Gordmans, Inc., a Delaware corporation (“Borrower”), the other credit parties signatory thereto (together with Borrower, the “Credit Parties”) the lenders signatory thereto (the “Lenders”), Wells Fargo Retail Finance, LLC, a Delaware limited liability company, as the joint lead arranger and administrative agent for the Lenders (“Agent”) and CIT Capital Securities LLC, a Delaware limited liability company, as syndication agent and as joint lead arranger. Capitalized terms used in this Compliance Certificate have the meanings set forth in the Loan Agreement unless specifically defined herein.

(a) Pursuant to the Loan Agreement, the Borrower hereby notifies Agent that a Seasonal Borrowing Period shall begin on the date this Notice is delivered by Borrower to Agent.

(b) The Borrower hereby certifies that on the date hereof there does not exist any condition or event that constitutes a Default or Event of Default.

(c) The Borrower hereby elects a Seasonal Borrowing Period of [    ] days with the end date of the Seasonal Borrowing Period being             .2

(d) The Borrower acknowledges and agrees that as of the date of this notice the Maximum Revolver Amount shall be automatically increased by the Seasonal Revolver Increase Amount resulting in a Maximum Revolver Amount for this Seasonal Borrowing Period of $            .3

The Borrower has caused this Notice to be executed and delivered by its duly authorized officer on this      day of             , 20    .

GORDMANS, INC., as Borrower

By:
Name:
Title:

[2]	If the length of the Seasonal Borrowing Period is in excess of 90 days the increase in the Maximum Revolver Amount pursuant to clause (d) of this Notice shall be deemed to be a permanent increase.
[3]	The Maximum Revolver Amount shall not exceed $80,000,000 following any such increase.

EXHIBIT C

EXHIBIT G-1

LIST OF COMMON CARRIERS

Werner Enterprises, Inc.

14507 Frontier Road

Omaha, NE 68138